Exhibit 10.3

KINGSWAY FINANCIAL SERVICES INC.
45 Saint Clair Avenue West, Suite 400, Toronto, Ontario M4V1K9 (416) 848-1171 Fax: (416) 850-5439

September 5, 2018

John T. Fitzgerald
888 East Deerpath Road
Lake Forest, IL 60045

Dear John,

In connection with your employment with Kingsway America Inc. ("Company" or we), this letter shall constitute our sole agreement relating to amounts owing to you in connection with any termination of your employment. For the avoidance of doubt, the severance payment contemplated herein supersedes and replaces any other severance payment offered by the Company, such as under the Kingsway America Inc. Severance Plan, but does not affect your rights with respect to COBRA or any other state statutes, if any.

In the event that we terminate your employment without Cause (as hereinafter defined), or you terminate your employment for Constructive Termination (as hereinafter defined), we will pay you as severance an amount equal to twelve (12) months base salary at the rate being paid on the date your employment is terminated, less applicable withholdings, in one (1) lump-sum payment no later than fourteen (14) days after your separation date.

For purposes of this agreement, “Cause” shall mean the Participant’s involuntary termination of employment by the Corporation upon the occurrence of any of the following by the Participant:  (i) an intentional act of fraud, embezzlement, theft, or any other illegal act against the Corporation, any of which would constitute a felony; (ii) the Participant’s improper disclosure or use of the Corporation’s confidential information but only where the Corporation has established that such disclosure or use has financially and materially injured the Corporation; or (iii) a material breach of the Participant’s duty of loyalty to the Corporation but only where the Corporation has established that such breach has financially and materially injured the Corporation.

For purposes of this agreement, “Constructive Termination” shall mean the voluntary termination of employment by a Participant within forty-five (45) days following written notice to each independent member of the Board of Directors setting forth in reasonable detail the occurrence of any of the following events without the Participant’s written consent that is not cured by the Corporation within thirty (30) days after such notice: (i) any material diminution in job duties and responsibilities or the imposition of job requirements materially inconsistent with Participant’s position with the Corporation; (ii) a reduction in Participant’s then-current base salary, other than an across-the-board reduction of no more than ten percent (10%) in the base salary of all executive level employees, (iii) a material reduction in the Participant’s annual incentive compensation opportunities; or (iv) the Participant has established that he has been subject to a hostile work environment.

No severance payment whatsoever shall be payable upon your voluntary resignation without Constructive Termination or upon termination of your employment for Cause.

As consideration for the severance and benefits to be provided to you pursuant to this letter and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement in which you will agree to release any and all claims against the Company, other than (1) claims for unemployment compensation; (2) indemnification rights existing at law, pursuant to the bylaws of Employer or any of its parents, subsidiaries, or affiliates, or under any separate written agreement; (3) coverage rights under directors and officers policies of insurance; and (4) vested employee benefits, if any.

Exhibit 10.3

Sincerely,

KINGSWAY AMERICA INC.

By: ________________________________
Terence M. Kavanagh
Chairman, Kingsway Financial Services Inc.

By: ________________________________
William A. Hickey, Jr.
Vice President and Chief Operating Officer
Kingsway America Inc.

Acknowledgment:

By: _________________________________
John T. Fitzgerald